Exhibit 10.41

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of this 1st day of October, 2008 by and between NYC Advisors, LLC, a New York limited liability company, located at 445 Hamilton Avenue, Suite 1102, White Plains, NY 10601 (“Consultant”) and Vision-Sciences, Inc. a Delaware corporation located 40 Ramland Road South, Orangeburg, NY 10962 (“Company” or “VSI”).

W I T N E S S E T H:

WHEREAS, Consultant is engaged in the business of providing financial and management consulting services, and

WHEREAS, Company desires to engage Consultant to provide certain consulting services on the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.             Engagement. Company hereby engages Consultant and Consultant hereby accepts such engagement to provide the consulting services described herein upon the terms and conditions hereinafter set forth.

2.             Consulting Services.  Consultant shall provide accounting and financial services as agreed between the Company and Consultant (the “Services”).  Yoav M. Cohen shall provide substantially all of such consulting services or supervise such consulting services to the Company on behalf of Consultant.

3.             Relationship. Consultant is an independent contractor and shall not have the right to bind the Company and shall not hold itself out as having any authority to bind the Company except as otherwise directed by the Company. The parties do not intend to create, and this Agreement shall not be deemed to create, an employer/employee, agent, representative or partnership relationship between Consultant and the Company.  Consultant may utilize the Company’s offices as an accommodation, but will be required to obtain and utilize its own computer and other equipment. The Services shall be provided at the Company’s location or as otherwise agreed between the parties.

4.             Term and Termination. The term of this Agreement shall commence on October 1st, 2008 (“Commencement Date”) and shall continue for an initial term of one (1) year (the “Initial Term”). At the end of the Initial Term, it may continue on a monthly basis until termination by either party upon 30 days written notice to the other. Subject to the terms and limitations described below, Consultant acknowledges that Consultant may terminate this Agreement at any time and that the Company may terminate this Agreement at any time, with or without cause, in each case, upon 30 days’ written notice to the other.

(a)           Effects of Termination; Definition. For purposes of this Agreement, “Cause” is defined as, after receipt of seven days’ prior written notice from the Company describing the basis thereof:  (i) Consultant’s engaging in any willful act of dishonesty, fraud or misrepresentation; (ii) Consultant’s violation of any material federal or state law or regulation applicable to the Company’s business; (iii) Consultant’s breach of any confidentiality agreement or invention assignment agreement between Consultant and the Company; or (iv) Consultant’s being convicted of, or entering a plea of nolo contendere to, any crime.

(b)           Effects of Termination

i.

If this Agreement is terminated by the Company, without Cause, at any time prior to October 1, 2009, Consultant shall receive a lump sum of $127,218. If Consultant is terminated by the Company, without cause, between October 1, 2009 and September 30, 2010, Consultant will be entitled to a lump sum payment in the amount of $190,826; if Consultant is terminated by the Company without Cause after October 1, 2010, Consultant will be entitled to a lump sum payment in the amount of $254,435.

ii.	If Consultant is terminated for Cause at any time, or if Consultant terminates at any time or declines to renew this Agreement, Consultant will not be entitled to any severance payments.

iii.

As a condition to receiving the severance benefits set forth in Section 4(b)(i), Consultant will be required to execute a written general release of liability in favor of the Company in relation to any and all claims (other than claims relating to the Option, claims for the applicable severance benefits or to otherwise enforce the terms of this Agreement related to Consultant’s relationship with the Company and the termination thereof), substantially in the form of Exhibit A to this Agreement. Consultant will also be required to return to the Company all of its information and property.

5.             Fees: Fees; Reimbursement of Expenses; Options

The Company will compensate Consultant in the form of a bi-weekly fees and reimbursement of its reasonable expenses as described below:

a)     Bi-Weekly Fees:

(i)            For so long as Consultant provides the Services, the Company will pay Consultant during the term of this Agreement a bi-weekly sum of Nine Thousand Six Hundred and Sixty One Dollars ($9,661) (the “Fee”), payable in arrears. Consultant shall be required to provide at least forty hours per-week of Services, consistent with similarly situated executive-level positions.

(ii)           Consultant shall be paid the full Fee, but will not be required to provide Services on any of the Company holidays and for twenty-two additional days (“PTO”) per year, accrued at a bi-weekly rate of 0.85 days/2 weeks. Such additional days to be coordinated with the Company’s Chief Financial Officer. Upon termination of this Agreement, any unused PTO will be paid to Consultant along with his last Fee payment.

(iii)          Subject to Consultant’s continued services through the end of each of the Company’s fiscal year (ending on March 31st of each year), Consultant will be entitled receive to a supplemental Fee payment of up to Sixty-Five Thousand Eight Hundred and Fifteen Dollars ($65,815). Such Fee shall be paid at the same time and in accordance with the same formula that the Company pays bonuses to its senior management.

b)    Reimbursement of expenses: Out-of-pocket expenses, if any, related to business travel, telephone, fax, and other expenses are additional, and shall be reimbursed to Consultant at Consultant’s cost, consistent with the Company’s reimbursement guidelines. Any out of pocket expenses above $100.00 a month will be pre-approved by the Company.  Consultant shall be responsible for payment of all agents or advisors it retains in connection with its duties hereunder.

c)     Existing Options: Mr. Cohen has been granted options (the “Options”) to purchase an aggregate of 500,000 shares of Common Stock pursuant to the Company’s 2000 Stock Incentive Plan and the 2007 Stock Incentive Plan, subject to vesting, in accordance with the option agreements attached to this Agreement as EXHIBIT B.  The Company acknowledges that for the purposes of vesting and exercise, Mr. Cohen shall be deemed a “consultant” within the meaning of Section 3(b) of such Option agreements, and the Options will continue to vest and be exercisable as described therein.  Consultant acknowledges that the Options shall become from the date of this Agreement, non-statutory stock options.

d)    Continued Vesting:  So long as Consultant continues to provide the Services to the Company, the Options shall continue to vest and be exercisable in accordance with their terms as set forth in EXHIBIT B.

e)     Notice Before Exercise. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board as indicated by sections 5 (e) and 5 (f) of Vision-Sciences, Inc. 2000 Stock Incentive Plan and Vision-Sciences, Inc. 2007 Stock Incentive Plan, and subject to compliance with the Company’s insider-trading policy.

f)     Other Expenses: Consultant shall not be entitled to receive any other payments or to participate in any benefits other than as described in Section 4 and this Section 5. Consultant shall be solely responsible for the payment of income taxes as a result of the compensation paid to Consultant pursuant to this Agreement.

6.             Trade Secrets and Confidential Information. Consultant, on behalf of itself and Mr. Cohen agrees to continue to be bound by the existing Nondisclosure and Invention Assignment Agreement attached hereto as EXHIBIT C, the terms of which are hereby incorporated by reference.

7.             Indemnification.  The Company will indemnify Consultant and Mr. Cohen as and to the same extent it would indemnify its officers and directors, as provided in Article Eighth of the Company’s certificate of incorporation.

8.             Insurance.  The Company will use commercially reasonable efforts to have Mr. Cohen continue to be named on the Company’s director’s and officer’s insurance policy.

9.             Assignment and Binding Effect. This Agreement shall not be assigned by Consultant without the prior written consent of the Company.  This Agreement shall be binding upon the parties hereto, their successors and permitted assigns.

10.           Notice. All notices required to be given hereunder shall be given by personal service, by overnight mail via internationally known courier (i.e., Federal Express), or by certified mail, return receipt requested, directed to the party at its address as set forth on Page 1 of this Agreement.

11.           Waiver of Breach. The waiver of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12.           Severability. The provisions of this Agreement are to be severable so that, in the event any part or portion thereof shall be held to be illegal, unenforceable or contrary to the public policy of the State of New York or of any state or jurisdiction, the remaining portions of this Agreement shall remain in force and effect to the fullest extent permitted by law.

13.           Governing Law and Jurisdiction. This Agreement shall be governed, and construed and interpreted in accordance with the laws of the State of New York. Consultant and the Company agree that New York is a proper forum for the litigation of any dispute involving the parties.

14.           Amendment. This Agreement may not be amended except in writing between the parties.

15.           Entire Agreement; Survival. This writing and the applicable Option agreements (as amended or substituted pursuant to the terms hereof) represent the entire agreement between the parties and supersedes any other agreements (including any agreements between the Company and Mr. Cohen) between them.

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be signed on the day and year first written above.

Vision-Sciences, Inc.		NYC Advisors, LLC

By:	/s/ Ron Hadani	By:	/s/ Yoav M. Cohen
	Ron Hadani, Chief Executive Officer		Yoav M. Cohen, Managing Partner

EXHIBIT A

FORM OF RELEASE

EXHIBIT B

OPTION AGREEMENTS

ATTACHED

EXHIBIT C

NONDISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT

ATTACHED